Subject line: Important OppenheimerFunds Proxy Effort Update

Pre-header text: Shareholder meeting adjourned to August 2

We are writing to remind you of our ongoing proxy effort for all Rochester Municipal Bond funds and other Oppenheimer funds. The shareholder meeting has been adjourned to August 2, and we continue to seek votes through additional mailings and phone solicitation.

We recognize that many shareholders can be overwhelmed by the proxy and welcome any assistance you can offer your clients. We are here to support you. The proposals include:

  Approve changes in, or removal of, certain fundamental policies and changes in investment objectives
  Approve an Agreement and Plan of Reorganization that provides for the reorganization of each Fund that is a Maryland corporation or a Massachusetts business trust, as applicable, into a Delaware statutory trust.

You can find additional detail on this proxy effort, including the full proxy statement here. If you have any questions, please call us at 1.800.525.7040. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

Shares of Oppenheimer funds are not deposits or obligations of any bank, and are not guaranteed by any bank, are not insured by the FDIC or any other agency, and involve investment risks, including the possible loss of the principal amount invested.

Before investing in any of the Oppenheimer funds, investors should carefully consider a fund's investment objectives, risks, charges and expenses. Fund prospectuses and summary prospectuses contain this and other information about the funds, and may be obtained by visiting oppenheimerfunds.com or calling 1.800.255.2755. Investors should read prospectuses and summary prospectuses carefully before investing.

For Institutional Use Only. This material has been prepared by OppenheimerFunds Distributor, Inc. for institutional investors only. It has not been filed with FINRA, may not be reproduced and may not be shown to, quoted to or used with retail investors.

Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.,
Two World Financial Center, 225 Liberty Street, New York, NY 10281-1008.
© 2013 OppenheimerFunds Distributor, Inc. All rights reserved.

LT0001.909.0713    July 23, 2013